Exhibit (h)(1)

10 BASIS POINT EXPENSE CONTRACT

between

FIDELITY CONCORD STREET TRUST

FIDELITY SERIES 100 INDEX: FIDELITY SERIES 100 INDEX (“RETAIL CLASS”)

and

FIDELITY MANAGEMENT & RESEARCH COMPANY

This 10 Basis Point Expense Contract, dated as of September 14, 2016, (the “Agreement”), is made and entered into by and between Fidelity Series 100 Index, a Massachusetts business trust which may issue one or more series of shares of beneficial interest (the “Trust”), on behalf of Fidelity Series 100 Index Fund (the “Fund”), and Fidelity Management & Research Company, a Massachusetts corporation (the “Manager”).

WHEREAS, the Trust, on behalf of the Fund, and the Manager have entered into an amended and restated Management Contract of even date herewith (the “Management Agreement”), pursuant to which the Manager has agreed to reduce the fee paid to the Manager thereunder, provide certain services and to pay certain expenses of the Fund in return for an annualized basis point management fee;

WHEREAS, the Management Agreement provides that the Manager will pay certain expenses of the Fund out of the management fee but is not obligated to pay expenses allocable to any class; and

WHEREAS, the Trust and the Manager have determined that it is appropriate and in the best interest of the Fund and its shareholders to maintain the expenses of the currently existing class of the Fund (for purposes of this Agreement, the “Retail Class”) at a fixed annualized expense rate.

NOW THEREFORE, the parties hereto agree as follows:

1. EXPENSE PROVISION. Until this agreement shall be amended or terminated pursuant to Section 3 or Section 6 hereof, the Manager agrees, with respect to the Retail Class, to pay or provide for the payment of any fee or expense allocated at the class level and attributable to the Retail Class, such that the ordinary operating expenses incurred by the Retail Class in any fiscal year (excluding interest, taxes, securities lending costs, brokerage commissions, fees and expenses of the Independent Trustees of the Trust, and extraordinary expenses) will not exceed 10 basis points on an annual basis. For avoidance of doubt, it is understood that this agreement shall not apply to any other class other than the Retail Class.

2. EXPENSE CREDITS. Through arrangements with the Fund’s custodian and transfer agent, credits realized as a result of uninvested cash balances are used to reduce custodian, transfer agent, and pricing and bookkeeping expenses of the Fund (or a class of the Fund). This Agreement in no way shall limit the use of such credits by the Fund (or any class of the Fund), nor shall it affect the Manager’s obligations hereunder.

3. AMENDMENTS. This Agreement may not be amended to increase the fees or expenses payable by the Retail Class except by a vote of a majority of the Board of Trustees of the Trust and by a vote of a majority of the outstanding voting securities of the Retail Class; provided that the Trust may amend Section 1 hereof without shareholder approval if the Board of Trustees determines that any payments by or on behalf of the Manager described in Section 1 hereof may create a preferential dividend for federal income tax purposes; and further provided, that all other amendments may be approved by mutual consent of the parties without a shareholder vote.

4. INTERPRETATION. Nothing herein contained shall be deemed to require the Trust or the Fund to take any action contrary to the Trust’s Declaration of Trust or Bylaws, each as in effect from time to time, or any applicable statutory or regulatory requirement, including without limitation any requirements under the Investment Company Act of 1940 (the “1940 Act”), to which it is subject or by which it is bound, or to relieve or deprive the Trust’s Board of Trustees of its responsibility for or control of the conduct of the affairs of the Trust or the Fund.

5. DEFINITIONS. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from the terms and provisions of the Management Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to the Management Agreement.

6. TERMINATION. This Agreement will automatically terminate upon termination of the Management Agreement between the Fund and the Manager.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized, as of the date first above written.

Fidelity Management & Research Company

By: /s/Jean Raymond____________________

Jean Raymond

Treasurer

Fidelity Concord Street Trust,

on behalf of Fidelity Series 100 Index Fund

By: /s/Stacie M. Smith__________________

Stacie M. Smith

President and Treasurer